UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2006

NOVT Corporation

(Exact name of registrant as specified in its charter)

Florida	0-20727	59-2787476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 International Blvd. Norcross, GA	30093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 717-0904

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 23, 2006, NOVT Corporation (formerly Novoste Corporation) (the “Company”) received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with the Nasdaq Stock Market’s requirements for continued listing because, as a result of the previously announced sale on March 9, 2006 of the Company’s vascular brachytherapy (“VBT”) business to Best Vascular, Inc., the Company no longer has an operating business. The sale of the Company’s VBT business to Best Vascular, Inc. was approved by the Company’s shareholders at a meeting held on March 7, 2006. While the notice does not by itself result in immediate delisting of the Company’s common stock, the Nasdaq Stock Market has determined pursuant to Marketplace Rule 4300 providing Nasdaq with broad discretionary authority over continued inclusion of securities in Nasdaq that the Company’s common stock will be delisted at the open of business on April 3, 2006.

The Nasdaq rules permit the Company to appeal the delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel pursuant to the procedures set forth in the Nasdaq Marketplace rules which require the payment of certain fees to Nasdaq and the submission of a hearing request by the Company on or before March 30, 2006. However, the Company has determined that it does not satisfy the Nasdaq Stock Market’s requirements for continued listing, and therefore, there is no point in expending Company time and financial resources to appeal the delisting determination.

As a result of the notice the Company received from the Nasdaq Stock Market described above, the Company expects that its common stock will be delisted from the Nasdaq Stock Market at the open of business on April 3, 2006. Upon delisting, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “pink sheets” and there can be no assurance that the Company’s common stock will trade on the OTC Bulletin Board or in the “pink sheets.”

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release, dated March 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVT CORPORATION

By:	/s/ Daniel G. Hall
Daniel G. Hall
Vice President, Secretary and General Counsel

Date: March 27, 2006

EXHIBIT INDEX

99.1	Press Release, dated March 24, 2006.